Exhibit 99.1

Labcorp Contacts:

Investors:          Investor@Labcorp.com

Media:          Media@Labcorp.com

OPKO Health Contacts:

Yvonne Briggs, Alliance Advisors IR (investors) - 310-691-7100
ybriggs@allianceadvisors.com

Bruce Voss, Alliance Advisors IR (investors) - 310-691-7100
bvoss@allianceadvisors.com

Labcorp Announces Acquisition of Select Assets of
BioReference Health’s Innovative Oncology and Related Clinical Testing Services Businesses

Transaction to extend Labcorp’s leadership in oncology

and expand access to the company’s high-quality clinical laboratory services

BURLINGTON, N.C. and MIAMI, March 11, 2025 — Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, and OPKO Health, Inc. (Nasdaq: OPK), a multinational biopharmaceutical and diagnostics company, announced today that they have entered into an agreement for Labcorp to acquire select assets of BioReference Health, a wholly owned subsidiary of OPKO Health.

Through this transaction, Labcorp will acquire BioReference Health’s laboratory testing businesses focused on oncology and oncology-related clinical testing services across the United States. This transaction includes certain customer accounts and other operating assets.

When complete, the transaction is expected to provide patients, physicians and customers with greater access to Labcorp’s comprehensive, high-quality laboratory services, scientific expertise and expanded testing capabilities. This acquisition further solidifies Labcorp's position as an industry leader in oncology, expanding its extensive portfolio of diagnostic tests in cancer care.

"By integrating BioReference Health’s oncology and related clinical testing services into our portfolio, we're providing greater access to our world-class services to patients, physicians and healthcare providers across the country,” said Mark Schroeder, EVP and President, Diagnostics Laboratories and Chief Operations Officer, Labcorp. “This acquisition also aligns with our strategy to lead in oncology and reinforces our commitment to advancing cancer care through innovative and comprehensive laboratory services. We look forward to welcoming our new colleagues and working together to deliver even greater value to the healthcare community."

“This transaction with Labcorp represents another important step for OPKO Health to further streamline BioReference Health’s operations to achieve profitability,” said Phillip Frost, M.D., Chairman and Chief Executive Officer of OPKO. “BioReference Health will maintain its core clinical testing services in the New York and New Jersey region and have the ability to further expand its urology franchise with its proprietary 4Kscore test. We believe the sale of these oncology diagnostic assets is an important catalyst to unlock additional value.”

The assets that Labcorp will be acquiring currently generate approximately $85 million to $100 million in annual revenue. The purchase price for the transaction is up to $225 million, including $192.5 million payable at closing and up to $32.5 million in an earnout based on performance. The proposed acquisition meets Labcorp's strategic and financial criteria, and is expected to be accretive to Labcorp earnings in year one.

Upon closing of this transaction, BioReference Health’s operations will include its core clinical testing operations in the New York and New Jersey region and its 4Kscore franchise, which represented approximately $300 million in revenue for 2024.

The transaction is subject to customary closing conditions and remaining applicable state regulatory approvals. The transaction is anticipated to close in the second half of 2025.

Lazard is serving as Labcorp’s financial advisor, and Hogan Lovells and Kilpatrick Townsend are serving as legal counsel.

Piper Sandler & Co. is serving as OPKO Health’s financial advisor, and Greenberg Traurig is serving as legal counsel.

About Labcorp

Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees serve clients in approximately 100 countries, provided support for more than 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and perform more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.

About OPKO

OPKO Health, Inc. (Nasdaq: OPK) is a multinational biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large, rapidly growing markets by leveraging its discovery, development, and commercialization expertise and novel and proprietary technologies. For more information, visit www.opko.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements with respect to (a) the anticipated impact of the transaction including expanding access to comprehensive, high-quality laboratory services, scientific expertise and expanded testing capabilities, including for oncology; (b) anticipated timing to closing, (c) the potential earnout payment, (d) other anticipated potential benefits of the acquisition when combined with Labcorp and (e) anticipated benefits to BioReference Health and OPKO, including BioReference Health’s ability to maintain its core testing business and expand its urology franchise, and achieve profitability.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond OPKO Health and the company's control. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy, and BioReference Health’s ability to achieve is business goals, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

Neither the company nor OPKO Health has any obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in each of the company's and OPKO Health’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in each of the company's and OPKO Health’s other filings with the SEC. The information in this presentation should be read in conjunction with a review of OPKO Health’s and the company's filings with the SEC including the information in each of the company's and OPKO Health’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.